Consent of Independent Accountants

To the Trustees of Standish, Ayer & Wood Investment Trust:

We consent to the inclusion in Post-Effective Amendment No. 90 to the Registration Statement on Form N-1A (1933 Act File Number 33-8214) of Standish, Ayer & Wood Investment Trust: Standish Equity Asset Fund and Standish Small Capitalization Equity Asset Fund, our report dated November
18, 1998, on our audits of the financial statements and financial highlights of Standish Equity Asset Fund and Standish Small Capitalization Equity Asset Fund, which reports are included in the Annual Report to Shareholders for the periods stated therein, which is also included in this Registration Statement.


                                                PricewaterhouseCoopers LLP

Boston, Massachusetts
November 25, 1998